Term sheet No. 562C To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006, underlying supplement No. 17 dated August 11, 2008 and product supplement C dated July 15, 2008	Registration Statement No. 333-137902 Dated December 11, 2008; Rule 433

Deutsche Bank AG, London Branch

$

100% Principal Protection Barrier Notes Linked to a Basket of Equity Indices due on December 27*, 2011

General

•

The notes are 100% principal-protected notes that will pay a return based on the performance of an equally weighted basket of three equity indices (the “Basket”). If a Barrier Event does not occur, the notes will pay at maturity the principal amount plus a return equal to the greater of the Basket Return and 0%. If a Barrier Event does occur, the notes will pay at maturity the principal amount plus the Minimum Return specified below. Consequently, the notes are designed for investors who are willing to forego interest and dividend payments in exchange for the potential to receive a positive return based on the performance of the Basket. Investors should be willing to receive a return of only 6% if a Barrier Event occurs. Any principal protection is subject to the credit of the Issuer.

•	The notes are the senior unsecured obligations of Deutsche Bank AG due December 27*, 2011.
•	Denominations of $1,000 and minimum initial investments of $1,000.
•	The notes are expected to price on or about December 19*, 2008 and are expected to settle three business days later on or about December 24*, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.
Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA- to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Basket:

The notes are linked to an equally weighted basket consisting of three equity indices, the S&P 500® Index, the MSCI EAFE® Index and the Russell 2000® Index (each, a “Basket Index” and collectively the “Basket Indices”).

Basket Index	Index Weighting	Initial Index Level††
S&P 500® Index	33.334%
MSCI EAFE® Index	33.333%
Russell 2000® Index	33.333%
†† The Initial Index Levels will be set on the Trade Date.

Payment at Maturity:

At maturity, you will receive a cash payment for each $1,000 note principal amount of $1,000 plus:

•    If a Barrier Event does not occur, the Additional Amount; or

•    If a Barrier Event does occur, the Minimum Return.

Additional Amount:	The Additional Amount per $1,000 note principal amount will equal $1,000 x (the greater of the Basket Return and 0%)
Minimum Return:	The Minimum Return per $1,000 note principal amount will equal $60.
Barrier Event:	A Barrier Event will occur if the Basket Closing Level on any trading day during the Observation Period exceeds the Barrier Level. This provision replaces the concept of “Barrier Event” in the accompanying product supplement.
Barrier Level:	145 to 154 (to be determined on the Trade Date)
Basket Return:	Final Basket Level – Initial Basket Level / Initial Basket Level

Initial Basket Level:	100
Final Basket Level:	The Basket Closing Level on the Final Valuation Date.
Basket Closing Level:

The Basket Closing Level on any day will equal:

100 × [1 + (S&P 500 Return x 33.334%) + (MSCI EAFE Return x 33.333%) + (Russell 2000 Return x 33.333%)]

On each day, the “S&P 500 Return,” the “MSCI EAFE Return” and the “Russell 2000 Return” are each the performance of the respective Basket Index, expressed as a percentage, from their respective Initial Index Level to their respective index closing level on that day.

Observation Period:

The period of trading days on which there is no market disruption event with respect to each of the Basket Indices commencing on (and including) the Trade Date to (and including) the Final Valuation Date.

Trade Date:	December 19*, 2008
Final Valuation Date:

December 21*, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Term; Maturity Date:

36 months; December 27*, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP:	2515A0XA6
ISIN:	US2515A0XA68
*

Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the notes and the length of the Observation Period remain the same.

† A credit rating is not a recommendation to buy, sell, or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the notes other than the ability of the Issuer to meet its obligations.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 9 in the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$	$	$
Total	$	$	$
(1)

Total fees of up to 1.25% or $12.50 per $1,000 note principal amount may be paid in connection with the notes consisting of fees of 0.75% and referral fees of up to 0.50%. For more detailed information about discounts and commissions and this agreement, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE NOTES

•

You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement C dated July 15, 2008 and underlying supplement No. 17 dated August 11, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement C dated July 15, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508151136/d424b21.pdf

•	Underlying supplement No. 17 dated August 11, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508173702/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

•

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us“ or “our“ refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

•

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

•

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any material change to the terms of the notes, and you will be asked to accept such material change in connection with your purchase of any notes. You may also choose to reject such material change, in which case we may reject your offer to purchase the notes.

What is the Payment Amount on the Notes at Maturity Assuming a Range of Performance for the Basket?

The table below illustrates the payment at maturity (including, where applicable, the payment of the Additional Amount or the Minimum Return) for a $1,000 note principal amount for a hypothetical range of the Basket Return from -100% to +100% and assumes a Barrier Level of 150 (the actual Barrier Level will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		A Barrier Event Does Not Occur			A Barrier Event Does Occur
Final Basket Level	Basket Return (%)	Additional Amount at Maturity($)	Payment at Maturity($)	Return on Note (%)	Minimum Return at Maturity($)	Payment at Maturity($)	Return on Note (%)
200	100.00%	N/A	N/A	N/A	$60.00	$1,060.00	6.00%
175	75.00%	N/A	N/A	N/A	$60.00	$1,060.00	6.00%
151	51.00%	N/A	N/A	N/A	$60.00	$1,060.00	6.00%
150	50.00%	$500.00	$1,500.00	50.00%	$60.00	$1,060.00	6.00%
125	25.00%	$250.00	$1,250.00	25.00%	$60.00	$1,060.00	6.00%
110	10.00%	$100.00	$1,100.00	10.00%	$60.00	$1,060.00	6.00%
105	5.00%	$50.00	$1,050.00	5.00%	$60.00	$1,060.00	6.00%
100	0.00%	$0.00	$1,000.00	0.00%	$60.00	$1,060.00	6.00%
95	-5.00%	$0.00	$1,000.00	0.00%	$60.00	$1,060.00	6.00%
90	-10.00%	$0.00	$1,000.00	0.00%	$60.00	$1,060.00	6.00%
75	-25.00%	$0.00	$1,000.00	0.00%	$60.00	$1,060.00	6.00%
50	-50.00%	$0.00	$1,000.00	0.00%	$60.00	$1,060.00	6.00%
25	-75.00%	$0.00	$1,000.00	0.00%	$60.00	$1,060.00	6.00%
0	-100.00%	$0.00	$1,000.00	0.00%	$60.00	$1,060.00	6.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Final Basket Level of 110 is 10% above the Initial Basket Level of 100, and the Basket Closing Level never exceeds the Barrier Level on any trading day during the Observation Period. Because a Barrier Event didn’t occur, the Additional Amount is equal to $100 based on a Basket Return of 10%, and the final payment at maturity is equal to $1,100 per $1,000 note principal amount, representing a total return of 10% on the notes.

Payment at maturity per note = $1,000 + ($1,000 x [(100.00—110.00)/110.00]) = $1,100

Example 2: The Final Basket Level of 90 is 10% below the Initial Basket Level of 100, and the Basket Closing Level never exceeds the Barrier Level on any trading day during the Observation Period. Because a Barrier Event didn’t occur, but the Basket Return is negative, the Additional Amount is equal to $0, and the final payment at maturity is equal to $1,000 per $1,000 note principal amount, representing a total return of 0% on the notes.

Payment at maturity per note = $1,000 + ($1,000 x 0%) = $1,000

Example 3: The Final Basket Level of 110 is 10% above the Initial Basket Level of 100, and the Basket Closing Level exceeds the Barrier Level on at least one trading day during the Observation Period. Because a Barrier Event did occur, only the Minimum Return of $60 plus the initial investment of $1,000 is payable. As such. the final payment at maturity is equal to $1,060 per $1,000 note principal amount, representing a total return of 6% on the notes, regardless of the Basket Return of 10%.

Payment at maturity per note = $1,000 + $60 = $1,060

Example 4: The Final Basket Level of 90 is 10% below the Initial Basket Level of 110, and the Basket Closing Level exceeds the Barrier Level on at least one trading day during the Observation Period. Because a Barrier Event did occur, the Minimum Return of $60 plus the initial investment of $1,000 is payable. As such, the final payment at maturity is equal to $1,060 per $1,000 note principal amount, representing a total return of 6% on the notes, regardless of the Basket Return of -10%.

Payment at maturity per note = $1,000 + $60 = $1,060

What is the Basket Closing Level for Two Hypothetical Scenarios?

The tables and calculations below illustrate the determination of the Basket Closing Level for two hypothetical scenarios. The table and calculations below assume Initial Index Levels of 890.00 for the S&P 500® Index, 1,180.00 for the MSCI EAFE® Index and 465.00 for the Russell 2000® Index (the actual Initial Index Levels will be determined on the Trade Date). The scenarios illustrate how the Basket Closing Level is calculated. It is possible that the returns on one or more Basket Indices may outweigh the returns on the other Basket Indices. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Scenario 1

Basket Index	S&P 500® Index	MSCI EAFE® Index	Russell 2000® Index
Hypothetical Initial Index Level	890.00	1,180.00	465.00
Hypothetical Basket Index Closing Level	1,771.19	1,374.70	695.18
Basket Component Return	99.01%	16.50%	49.50%
Weighting	33.334%	33.333%	33.333%
Contribution to Basket	33.00%	5.50%	16.50%
Basket Closing Level	155.00

Scenario 1: Scenario 1 assumes hypothetical Basket Component Returns of 99.01%, 16.50%, and 49.50% for the S&P 500® Index, MSCI EAFE® Index and Russell 2000® Index respectively. The Basket Closing Level is calculated as follows:

Basket Closing Level	=	100 x [1 + (S&P 500 Return x S&P 500 Index Weighting) + (MSCI EAFE Return x MSCI EAFE Index Weighting) + (Russell 2000 Return x Russell 2000 Index Weighting)]

	=	100 x [1 + (99.01% x 33.334%) + (16.50% x 33.333%) + (49.50% x 33.333%)

	=	155.00.

This example demonstrates how the strong performance of the S&P 500® Index caused the Basket Closing Level to exceed the Barrier Level of 150.00, despite the more moderate performances of the other two Basket Indices. Because a Barrier Event occurred, the final payment at maturity will equal $1,060 per $1,000 note principal amount, regardless of the Final Basket Level.

Scenario 2

Basket Index	S&P 500® Index	MSCI EAFE® Index	Russell 2000® Index
Hypothetical Initial Index Level	890.00	1,180.00	465.00
Hypothetical Basket Index Level	409.31	1,073.80	339.45
Basket Component Return	-54.01%	-9.00%	-27.00%
Weighting	33.334%	33.333%	33.333%
Contribution to Basket	-18.00%	-3.00%	-9.00%
Basket Closing Level	70.00

Scenario 2: Scenario 2 assumes hypothetical Basket Component Returns of -54.01%, -9.00%, and -27.00% for the S&P 500® Index, MSCI EAFE® Index and Russell 2000® Index respectively. The Basket Closing Level is calculated as follows:

Basket Closing Level	=	100 x [1 + (S&P 500 Return x S&P 500 Index Weighting) + (MSCI EAFE Return x MSCI EAFE Index Weighting) + (Russell 2000 Return x Russell 2000 Index Weighting)]

	=	100 x [1 + (-54.01% x 33.334%) + (-9.00% x 33.333%) + (-27.00% x 33.333%)

	=	70.00.

The Basket Closing Level of 70.00 would not cause a Barrier Event to occur.

Selected Purchase Considerations

•

PRESERVATION OF CAPITAL AT MATURITY — You will be entitled to receive at least 100% of the principal amount of your notes provided that you hold the notes to maturity, regardless of the performance of the Basket. Because the notes are our senior unsecured obligations, payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

•

EXPOSURE TO A BARRIER EVENT AND THEREFORE, A LIMITED RETURN ON YOUR INVESTMENT — If a Barrier Event does not occur, the notes will pay the principal amount plus an Additional Amount based on the greater of the Basket Return and 0%. If a Barrier Event does occur, the notes will pay the principal amount plus the Minimum Return of $60 per note. A Barrier Event will occur if the Basket Closing Level on any trading day during the Observation Period exceeds the Barrier Level of 145 to 154 (to be determined on the Trade Date). Thus, the notes provide the opportunity for positive returns based on the performance of the Basket during the term of the notes and at maturity. If a Barrier Event does not occur, you will participate in any positive performance of the Basket, up to and including the Barrier Level. The Barrier Event therefore limits the potential return on your investment. If a Barrier Event does not occur, and the Final Basket Level is less than or equal to the Initial Basket Level, you will only receive back your initial investment. If a Barrier Event does occur, you will receive back your initial investment plus the Minimum Return of $60 per note, regardless of the Final Basket Level. Accordingly, the notes are for investors who believe the Basket will appreciate moderately over the term of the notes.

•	RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF INDICES — The return on the notes is linked to a basket consisting of the S&P 500® Index, the MSCI EAFE® Index and the Russell 2000® Index.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500 Index” in the accompanying underlying supplement no. 17 dated August 11, 2008.

The MSCI EAFE® Index

The MSCI EAFE® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published daily by MSCI, through numerous data vendors, on the MSCI website and every 60 seconds during market trading hours on Bloomberg Financial Markets and Reuters Limited. The MSCI EAFE® Index is intended to provide performance benchmarks for 21 developed equity markets in Europe, Australasia and the Far East, namely those of Australia, New Zealand, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. This is just a summary of the MSCI EAFE® Index. For more information on the MSCI EAFE® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement no. 17 dated August 11, 2008.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – Russell 2000® Index” in the accompanying underlying supplement no. 17 dated August 11, 2008.

•	TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal

Income Tax Consequences.” The notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Under this treatment, regardless of your method of accounting, you generally will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment on the notes until maturity. Any gain recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes. You should consult your tax adviser about special rules that may apply if a Barrier Event occurs.

We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the final pricing supplement for the notes, which we will file with the SEC. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount in excess of your principal, if any, that we will pay on the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or the Basket Indices or any of the component stocks underlying the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement C dated July 15, 2008.

•

IF A BARRIER EVENT DOES NOT OCCUR, IT IS POSSIBLE YOU COULD RECEIVE ONLY YOUR INITIAL INVESTMENT BACK AT MATURITY — If a Barrier Event does not occur, you will only be entitled to receive at maturity your initial investment plus an Additional Amount based on the greater of the Basket Return and 0%. Accordingly, if the Final Basket Level is equal to or less than the Initial Basket Level, at maturity you will receive back only your initial investment and will not receive any return on your investment. The Minimum Return of $60 will only be paid if a Barrier Event has occurred. Payment of any amount at maturity, including the return of your initial investment, is subject to our ability to pay our obligations as they fall due.

•

IF A BARRIER EVENT OCCURS, YOU WILL ONLY RECEIVE YOUR INITIAL INVESTMENT PLUS THE MINIMUM RETURN, REGARDLESS OF ANY APPRECIATION IN THE BASKET, WHICH MAY BE SIGNIFICANT — If a Barrier Event occurs, you will only be entitled to receive your initial investment plus the Minimum Return. You will not participate in any appreciation of the Basket, as measured from the Initial Basket Level to the Final Basket Level, which may be significant. You should be prepared to forgo any appreciation in the Basket above the Barrier Level of 145 to 154 (to be determined on the Trade Date) in exchange for the opportunity to participate in any appreciation of the Basket equal to or less than the Barrier Level and the opportunity to receive the Minimum Return if the Basket Closing Level exceeds the Barrier Level. Payment of any amount at maturity, including the return of your initial investment, is subject to our ability to pay our obligations as they fall due.

•

UNLIKE ORDINARY SENIOR NOTES, THE NOTES DO NOT PAY INTEREST — The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes. Because the Additional Amount may equal zero, the return on your investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security. Further, if a Barrier Event occurs, the Minimum Return may not compensate you for the opportunity cost of holding the notes until maturity. The notes have been designed for investors who are willing to forgo market interest rates on the notes in exchange for the Additional Amount or the Minimum Return based on whether the Basket Closing Level remains at or below the Barrier Level throughout the Observation Period and on the Final Basket Level.

•	CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER — Price movements in the Basket Indices may not correlate with each other. At a time when the levels of some of the Basket

Indices increase, the levels of other Basket Indices may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Indices may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Indices.

•

NO PERIODIC INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Indices would have.

•

ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE NOTES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the payment at maturity described in this term sheet is based on the full face amount of your notes, the original issue price of the notes may include commissions paid to agents and will include the cost of hedging our obligations under the notes. Therefore, the value of the notes on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the notes after the Settlement Date. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

•

THE NOTES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the market value of the notes. The payment at maturity on the notes is subject to the creditworthiness of the Issuer.

•

THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates or agents intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates or agents are willing to buy the notes.

•

TRADING BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates are active participants in the equity markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more equities transactions. In addition, we or one or more of our affiliates may hedge our exposure from the notes by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material effect on the prices of the component stocks underlying the Basket Indices and consequently have an impact on the performance of the Basket, and may adversely affect the Basket Return and/or may cause a Barrier Event to occur. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the notes may decline.

•

WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket to which the notes are linked.

•

OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•

CURRENCY EXCHANGE RISK — The prices of the stocks underlying the MSCI EAFE® Index are converted into U.S. dollars in calculating the level of the MSCI EAFE® Index. As a result, the holders of the BUyS will be exposed to currency exchange risk with respect to each of the currencies in which the equity securities underlying the MSCI EAFE® Index trade. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks underlying the MSCI EAFE® Index, and the value of your notes.

•

NON-U.S. SECURITIES MARKETS RISKS — The stocks included in the MSCI EAFE® Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the notes.

•

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Basket Closing Level on any day, the value of the notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether a Barrier Event has occurred and, if not, whether the Basket Closing Level is close to the Barrier Level;

•	the expected volatility of the Basket;

•	the time remaining to maturity of the notes;

•	the market price and dividend rate on the component stocks underlying the Basket Indices;

•	interest and yield rates in the market generally, including on the Issuer’s debt, and in the markets of the component stocks underlying the Basket Indices;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Indices and any changes to the component stocks underlying them;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graphs show the historical performance of each of the Basket Indices from January 1, 2003 through December 9, 2008. The closing level of the S&P 500® Index on December 9, 2008 was 888.67. The closing level of the MSCI EAFE® Index on December 9, 2008, was 1,176.93. The closing level of the Russell 2000® Index on December 9, 2008 was 465.71. The fourth graph shows the retrospective performance of the Basket, calculated by setting the level of the basket on December 4, 2008 equal to 100.

We obtained the various Basket Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of each Basket Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Basket Level of the Basket or Basket Return. We cannot give you assurance that the performance of the Basket will result in a positive return on your investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the notes.

DBSI will pay fees to some broker-dealers of 0.75% or $7.50 per $1,000 note principal amount and may additionally pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 note principal amount. Deutsche Bank AG will reimburse DBSI for such fees. Additionally, an affiliate of Deutsche Bank AG has agreed to pay certain broker-dealers amounts in connection with the costs of implementing systems to support the notes.

See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the notes are to be issued more than three business days after the Trade Date.